ImmuCell Announces 20% Sales Growth and Other Financial Results for First Quarter of 2004

PORTLAND, ME -- 04/20/2004 -- ImmuCell Corporation (NASDAQ: ICCC) today announced the results of its operations for the three months ended March 31, 2004.

During the three months ended March 31, 2004, product sales increased by 20%, or $202,000, to $1,218,000, as compared to the same period in 2003. During the three months ended March 31, 2004, total revenue increased by 10%, or $114,000, to $1,242,000, as compared to the same period in 2003. No grant income was recognized in the 2004 period, as compared to $81,000 in the 2003 period.

"Our product sales have benefited from the higher milk prices that are being realized currently by dairy producers, during the peak season for First Defense® sales," commented Michael F. Brigham, president and CEO. "We move forward focused on maintaining and growing sales, while investing aggressively in the development of Mast Out® during the balance of the year."

During the three months ended March 31, 2004, research and development expenses decreased by 30%, or $94,000, to $222,000, comprising 18% of total revenues in 2004. The primary focus of the Company's research and development efforts continues to be Mast Out, its Nisin-based mastitis treatment product.

Income before income taxes decreased by 75%, or $889,000, to $290,000 during the three months ended March 31, 2004, as compared to $1,179,000 during the same period in 2003. In the first quarter of 2003, the Company recognized $1,100,000 in other income from the sale of its interest in a non-core joint venture. Net income of $172,000, or $0.06 per share, during the three months ended March 31, 2004, decreased by 75%, or $529,000, from $701,000, or $0.25 per diluted share, during the same period in 2003.

The Company's cash and short-term investments increased by $15,000 to $4,261,000 at March 31, 2004, as compared to $4,245,000 at December 31, 2003. Stockholders' equity increased by 3%, or $208,000, to $7,579,000 at March 31, 2004, as compared to $7,370,000 at December 31, 2003. As of March 31, 2004, the Company had 2,757,817 shares of common stock outstanding, and 551,639 shares were reserved for outstanding stock options.

                                                     (Unaudited)
                                             Three Months Ended March 31,
                                             ----------------------------
(In thousands, except per share amounts)        2004              2003
                                                ----              ----
Revenues:
Product sales                                 $1,218            $1,016
Other revenues                                    24               111
                                              ------            ------
Total revenues                                 1,242             1,127

Cost and expenses:
Product costs                                    459               424
Research and development expenses                222               316
Selling, general and administrative expenses     281               317
                                              ------            ------
Total costs and expenses                         962             1,057
                                              ------            ------
Net operating income                             279                70

Interest and other income, net  (1)               11             1,109
                                              ------            ------
Income before income taxes                       290             1,179
Income tax expense                               118               478
                                              ------            ------
Net income                                    $  172            $  701
                                              ======            ======
Net income per common share:
Basic                                         $ 0.06            $ 0.26
Diluted                                       $ 0.06            $ 0.25

Weighted average common shares outstanding:
Basic                                          2,743             2,736
Diluted                                        2,933             2,779
(1) Includes $1,100,000 in other income from the sale of a non-core joint venture in the 2003 period.
                                   (Unaudited)
                                At March 31, 2004    At December 31, 2003
                                -----------------    --------------------
(In thousands, except
 per share amounts)
Cash and short-term investments       $4,261               $4,245
Total assets                           8,243                8,187
Net working capital                    5,189                4,965
Stockholders' equity                  $7,579               $7,370
ImmuCell Corporation is a biotechnology company that is developing products intended to help reduce the overuse of antibiotics in animal and human healthcare and is manufacturing and selling other products that improve animal health and productivity in the dairy and beef industry. ImmuCell Corporation press releases and other information about the Company are available at its corporate web site at http://www.immucell.com.

Contact:

Michael F. Brigham
President and Chief Executive Officer
(207) 878-2770 Ext. 3106